Exhibit 99.2

[TEXT OF EMAIL COMMUNICATION FROM CEO TO KATE SPADE & COMPANY EMPLOYEES]

Hi all,

I wanted you to hear directly from me regarding the conclusion of our process to review strategic alternatives.

After careful consideration, I’m both proud and excited to let you know that today we officially announced that Kate Spade & Company will be acquired by Coach, Inc. and become a brand within the company’s portfolio of modern luxury lifestyle brands. Together with our Board of Directors, our management team is confident this decision is the best path forward for our overall growth and to maximize shareholder value.

Once this transaction is complete, we will continue to operate our brands within Coach, Inc., continue to be headquartered in New York, and continue to provide our customers with the same quality products and engaging, personalized shopping experiences they have come to expect from us.  While bringing two great companies together will take time and bring some changes to our infrastructure, we are committed to being transparent and keeping you informed along the way.

As you may know, Coach, Inc. has been looking to acquire strong brands that have potential for long-term growth, which is precisely who we are and who Coach, Inc. recognizes us to be. Coach, Inc. has a strong portfolio of brands and extensive experience opening and operating specialty retail stores globally, and brand building in international markets. These are just a few of the attributes that make Coach, Inc. a desirable partner for Kate Spade & Company and will help enable us continue to write our growth story.

We have a rich brand history, and with that, a very powerful, deeply rooted culture that we treasure. Our culture, which you bring to life each day, has enabled us to create a unique and differentiated brand that Coach, Inc. truly admires. In my conversations with Coach, Inc. leadership, I’ve been very open about how important our culture is to each one of us, and they’re excited to learn more about it, and get to know the talented individuals driving the Kate Spade & Company business.

I want to underscore how proud I am of our company, our brands, and most importantly, all of you. Your hard work, dedication and relentless focus have not gone unnoticed.  Thanks to you, over the past three years, we’ve evolved into an industry-leading, global, multichannel lifestyle brand and reached nearly $1.4 billion in net sales.

Today’s announcement marks another milestone on our incredible journey together. You will be meeting with your team leaders at 9:30 a.m. this morning, who are available to answer questions. In addition, please join me this afternoon in New York at 1:00 p.m. or in New Jersey at 3 p.m. 2:30 p.m. to discuss today’s announcement; you will receive a calendar invitation later this morning.

Prior to the transaction’s closing, which we expect in the third quarter of calendar 2017, it is important that we all proceed with business as usual. During this time, we will continue to operate as separate companies and there will be no disruptions or changes to our business, brands, stores, website or day-to-day operations.  Deborah, George and I will continue on and provide direction, both during this transaction and for the next few quarters, and are excited to work with each of you as we continue to bring our brands to life for our customers.

It’s an exciting time for Kate Spade & Company as we look to the future with great confidence and begin to write our next chapter. Thank you for all of your efforts, every day.  You are the driving force behind our success, and we appreciate your continued commitment.

[Craig Leavitt]

Additional Information

The tender offer described in this document has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Coach, Inc. and its wholly owned subsidiary, Chelsea Merger Sub Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Kate Spade & Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Coach, Inc., Chelsea Merger Sub Inc. and Kate Spade & Company intend to mail these documents to the Kate Spade & Company stockholders. INVESTORS AND SHAREHOLDERS SHOULD READ THOSE FILINGS CAREFULLY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking information related to Coach, Inc., Kate Spade & Company and the proposed acquisition of Kate Spade & Company by Coach, Inc. that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Coach, Inc.’s and Kate Spade & Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Coach, Inc. and Kate Spade & Company, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Kate Spade & Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Coach, Inc.’s common stock and on Coach, Inc.’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Coach, Inc.’s overall business, including those more fully described in Coach, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Kate Spade & Company’s overall business and financial condition, including those more fully described in Kate Spade & Company’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and its quarterly reports filed on Form 10-Q for the current fiscal year.

The forward-looking statements in this document speak only as of this date. We expressly disclaim any current intention to update or revise any forward-looking statements contained in this document to reflect any change of expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part.